Exhibit 99.1
DigitalOcean Hires Larry D’Angelo as Chief Revenue Officer
30 year tech industry veteran will oversee the go-to-market strategy and drive rapid growth
NEW YORK—July 22, 2024—DigitalOcean Holdings, Inc. (NYSE: DOCN), the developer cloud optimized for startups and growing digital businesses, is pleased to announce the appointment of Larry D’Angelo as its new Chief Revenue Officer, effective today. In this role, D’Angelo will drive DigitalOcean’s new business growth via direct sales and channel partnerships, customer success, customer support, and corporate communications.
“Larry is a seasoned operator with rich experience scaling businesses, driving exceptional customer experience, and building world class organizations,” said Paddy Srinivasan, CEO of DigitalOcean. “He brings deep expertise in data driven, high velocity, sales and customer success functions. DigitalOcean is a unique company with over 635K customers, and Larry is the perfect leader to complement DigitalOcean’s world class product-led growth motion powered by our passionate community of developers.”
D’Angelo brings more than 30 years of leadership experience and a proven track record in new business and customer expansion growth to DigitalOcean. Most recently, he served as Chief Customer Officer at Rapid7. He has served as a Senior Advisor to numerous software companies and private equity firms. Before operating as an advisor, D'Angelo was the Chief Sales Officer of LogMeIn, where he helped the company grow from $100M in revenue to $1.4B. His strategic insights and deep industry knowledge will be pivotal in expanding the company's revenue streams and enhancing customer engagement initiatives.
“DigitalOcean’s product-led growth strategy and the power of its community are a tremendous foundation for the company's next chapter of accelerated growth,” said D’Angelo. “As generative AI propels an influx of new applications, DigitalOcean is perfectly poised to be the platform on which new groundbreaking technologies are built. I am eager to layer on best-in-class go-to-market approaches to drive our ongoing success.”
About DigitalOcean
DigitalOcean simplifies cloud computing so businesses can spend more time creating software that changes the world. With its mission-critical infrastructure and fully managed offerings, DigitalOcean helps developers at startups and growing digital businesses rapidly build, deploy and scale, whether creating a digital presence or building digital products. DigitalOcean combines the power of simplicity, security, community and customer support so customers can spend less time managing their infrastructure and more time building innovative applications that drive business growth. For more information, visit digitalocean.com.
Forward-Looking Statements
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